Exhibit 23. Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of McDonald’s Corporation and in the related prospectuses of our report dated January 24, 2001 with respect to the consolidated financial statements of McDonald’s Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

Commission File No.

Form S-8	Form S-3

33-09267	33-00001
33-24958	33-64873
33-49817	333-25899
33-50701	333-59145
33-58840
333-03409
333-65033
333-36776
333-36778

ERNST & YOUNG LLP

Chicago, Illinois
March 23, 2001